Exhibit 99.1

Contacts:
Media	Investors
Brad Bishop	Sean O’Hara	Sam Leno
574-372-4291	574-371-8032	574-372-4790
bradley.bishop@zimmer.com	sean.f.ohara@zimmer.com	sam.leno@zimmer.com
Zimmer Holdings, Inc. Names Arthur J. Higgins to Board of Directors
(WARSAW, IN) February 13, 2007—Zimmer Holdings, Inc. (NYSE and SWX: ZMH), a leader in the orthopaedics industry, announced today that Arthur J. Higgins, Chairman of the Board of Management of Bayer HealthCare AG, has been elected to the Company’s Board of Directors. Bayer HealthCare AG, with 2005 sales of EUR 9.4 billion, is a subsidiary of Bayer AG, a German company engaged in health care and crop and material science with 2005 sales of EUR 27.4 billion.
Mr. Higgins joined Bayer in 2004 as Chairman of the Bayer HealthCare Executive Committee and in 2006 was named Chairman of the Board of Management of Bayer HealthCare. Mr. Higgins has played a key role in the transformation of Bayer HealthCare through a combination of strong organic growth and key acquisitions. The most recent acquisition of Schering AG will create a healthcare group with pro-forma revenues of approximately $18 billion.
Prior to joining Bayer, he had served as Chairman and CEO of Enzon Pharmaceuticals in Bridgewater, New Jersey, and as Chairman of the Biotechnology Council of New Jersey. He served in a variety of roles over a 14-year period at Abbott Laboratories, including President of the Pharmaceutical Division, with responsibilities for U.S. sales and global research and development. He also served in key roles in the Pharmaceutical and Diagnostics divisions in markets around the world.
“We are delighted that Art Higgins, with his global leadership experience and his exposure to a wide variety of health care markets, has agreed to join our Board of

Directors,” said John McGoldrick, Chairman of the Corporate Governance Committee of the Board of Directors. “In addition to his operational skills, we believe Art’s perspective as a strategist and a leader of significant R&D functions will be of tremendous value as we consider further acquisitions.”
Effective March 30, 2007, Mr. Higgins will be appointed to the Audit Committee, the Corporate Governance Committee and the Compensation and Management Development Committee of the Board of Directors.
A native of Scotland, Mr. Higgins holds a Bachelor of Science degree in Biochemistry from Strathclyde University (Glasgow, Scotland). He is a member of the Board of Directors of the Pharmaceutical Research and Manufacturers of America (PhRMA), a member of the Council of the International Federation of Pharmaceutical Manufacturers and Associations (IFPMA), and Vice President of the European Federation of Pharmaceutical Industries and Associations (EFPIA).
About the Company
Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer is the worldwide #1 pure-play orthopaedic leader in designing, developing, manufacturing and marketing reconstructive and spinal implants, trauma and related orthopaedic surgical products. Zimmer has operations in more than 24 countries around the world and sells products in more than 100 countries. Zimmer’s 2006 sales were approximately $3.5 billion. The Company is supported by the efforts of nearly 7,000 employees worldwide.
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Visit Zimmer on the worldwide web at www.zimmer.com
Zimmer Safe Harbor Statement
This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 based on current expectations, estimates, forecasts and projections about the orthopaedics industry, management’s beliefs and assumptions made by management. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, our ability to successfully integrate acquired businesses, the outcome of the Department of Justice investigations announced in March 2005 and June 2006, price and product competition, rapid technological development, demographic changes, dependence on new product development, the mix of our products and services, supply and prices of raw materials and products, customer demand for our products and services, control of costs and expenses, our ability to conduct a successful search for a new chief executive officer and the ability of the new chief executive officer to gain proficiency in leading our company, our ability to form and implement alliances, international growth, governmental laws and regulations affecting our U.S. and international businesses, including tax obligations and risks, product liability and intellectual property litigation losses, reimbursement levels from third-party payors, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see our periodic reports filed with the U.S. Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be set forth in our periodic reports. Readers of this document are cautioned not to place undue reliance on these forward-looking statements, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this document.